EX-107

Calculation of Filing Fee Tables
S-8
(Form Type)
The Oncology Institute, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, per value $0.0001 per share (“Common Stock”), to be issued under TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan	Rule 457(c)	6,721,764	(2)	$0.88	(5)	$5,915,152	0.0000927	$548.33
Equity	Common Stock to be issued under The Oncology Institute, Inc. 2021 Incentive Award Plan	Rules 457(c) and 457(h)	10,000,000	(3)	$6.57	(6)	$65,700,000	0.0000927	$6,090.39
Equity	Common Stock to be issued under The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan	Rules 457(c) and 457(h)	2,250,000	(4)	$6.57	(6)	$14,782,500	0.0000927	$1,370.34
	Total Offering Amounts		18,971,764				$86,397,653		$8,009.06
	Total Fee Offsets								$0.00
	Net Fee Due								$8,009.06
(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) also covers any additional number of shares of Common Stock of The Oncology Institute, Inc. (the “Company”) that become issuable under the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan (the “2019 Plan”), The Oncology Institute, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)    Represents shares of Common Stock subject to outstanding options granted under the 2019 Plan.
(3)    Represents shares of Common Stock available or that may become available for future issuance under the 2021 Plan in accordance with its terms.
(4)    Represents shares of Common Stock available or that may become available for future issuance under the ESPP in accordance with its terms.
(5)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the weighted average exercise price per share of the outstanding options granted under the 2019 Plan with respect to which the shares of Common Stock being registered relate.
(6)    Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the Nasdaq Stock Market LLC on May 10, 2022, which date is within five business days prior to the filing of this Registration Statement.